Microsoft Word 10.0.4219;For Immediate Release
December 9, 2002

Contact: James R. Moore, CFO
                  Willing L. Biddle, President
                  Urstadt Biddle Properties, Inc.
                  (203) 863-8200


                  Urstadt Biddle Properties Announces Agreement
            to Acquire Shopping Center for Approximately $41 Million

Greenwich, Connecticut, December 9, 2002 - Urstadt Biddle Properties Inc. (NYSE:
UBP.A and UBP) announced that it has entered into a contract to acquire a shopping center for approximately $41 million. The shopping center contains approximately 185,000 square feet and is in the Company's target acquisition market. The Company has previously announced contracts to acquire three other retail properties totaling $43 million. The contracts are all subject to certain conditions necessary to close. Therefore, there can be no assurance as to when or if any of the transactions will be consummated.

The Company anticipates the transactions will close during the next several months and expects to finance the acquisitions from the proceeds of its recent public sale of 8 million shares of Class A Common stock and borrowings on its existing bank credit lines.



UBP, a real estate investment trust headquartered in Greenwich, Connecticut, is engaged in the ownership, management, and acquisition of commercial properties, primarily community shopping centers. UBP owns 26 properties, containing more than 2.9 million square feet of space. Urstadt Biddle Properties Inc. has been added as a component of both the Russell 2000 (R) Index, representing small cap stocks and the Russell 3000 (R) Index, representing the broader market.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.